Exhibit 99.1

July 13, 2016

BY E-MAIL

The Dow Chemical Company	E.I. du Pont de Nemours and Company
2030 Dow Center	974 Centre Road
Midland, Michigan 48674	Wilmington, Delaware 19805
Attn: Board of Directors	Attn: Board of Directors

Re:                             DowDuPont Merger Proxy

To the Boards of Directors of The Dow Chemical Company and E. I. du Pont de Nemours and Company:

I write on behalf of Keep Your Promises DuPont, a community-based organization dedicated to holding DuPont to the promises made to mid-Ohio Valley communities in connection to contamination with the chemical C-8, also known as PFOA, with respect to a number of inadequate or misleading disclosures in the Companies’ joint merger proxy (the “Proxy”), in the hopes that by bringing to the Companies’ attention these deficiencies, the Companies will remedy — without the need for shareholders to seek judicial intervention — the disclosure violations in the Proxy and ensure that Dow and DuPont shareholders are provided the requisite disclosures so as to allow them to vote their shares at the Companies’ July 20, 2016 special meetings.

As you are no doubt aware, under Delaware law, directors have fiduciary duties to shareholders, which include a duty to disclose all facts that are material to the stockholders’ consideration of a transaction or a matter. This duty is particularly implicated here, where Dow shareholders are being asked to vote on a merger where they will be inheriting all of DuPont’s liabilities. It is critical that all of those material liabilities be disclosed; to date, they have not been.

In particular, and without limitation, in May 2016, the Environmental Protection Agency published a report entitled “Drinking Water Health Advisory for Perfluorooctanoic Acid (PFOA),” in which it issued a lifetime drinking water health advisory for PFOA of 0.07 parts per billion, significantly lowering the prior standard from 0.4 parts per billion. Given the lower standards, there is now an increased and significant possibility that classes from new communities where DuPont operated may assert claims similar to those made by the plaintiffs in the Leach litigation. The number of such cases that are brought could be significant, and if the claimants prevail in a substantial number of cases, could lead to a material increase in DuPont PFOA liability exposure.

In addition, as of December 31, 2015, DuPont reported that it had been notified of potential liability under CERCLA or similar state laws at 174 sites around the U.S. We further understand that DuPont is aware of potential liability under CERCLA or similar state laws at an additional 19 landfill sites. While The Chemours Company (“Chemours”) has agreed to indemnify DuPont for the costs associated with remediation activities at these sites, as Chemours has stated in its public filings, we are concerned that considerable uncertainty exists with respect to environmental remediation costs and, under adverse changes in circumstances, the potential liability may range up to, or even exceed, approximately $900 million (for the 174 sites identified as of December 31, 2015 alone). While Chemours management has stated that it does not believe that any loss, in excess of amounts accrued, related to remediation activities at any individual site will have a material impact on the financial position, liquidity or results of operations of Chemours, there is a material risk that, when aggregated, these remediation expenses will have such a material impact on Chemours and render it unable to meet its indemnification obligations to DuPont. Under such a scenario, DuPont would bear any otherwise indemnifiable liabilities, which could be significant, that Chemours is unable to pay.

Furthermore, since at least March 2016, we understand that regulatory authorities in the Netherlands have been investigating claims that PFOA has leached into drinking water in the region surrounding DuPont’s Dordrecht, Netherlands plant. Testing of residents and workers in the Dordrecht region have revealed individuals with blood levels as high as several thousand parts per billion of PFOA, substantially above the national average in the United States. On July 11, the Dutch Inspectorate for Social Affairs and Employment announced that the Public Prosecutor is officially investigating the use of hazardous chemicals C-8 and DMAc at DuPont’s facility in Dordrecht, Netherlands. While the prosecutor has not offered substantive details on the investigation, a spokesperson stated that DuPont is suspected of committing ‘strafbare feiten’ or criminal offenses.(1) Similarly, contamination issues have been reported in workers at DuPont’s plant in Shimizu, Japan and in local residents surrounding the company’s plants in Fayetteville, NC and Chambers Works, NJ.

In Dordrecht, over a thousand residents have requested testing. DuPont has stated that it believes it has not engaged in any wrongdoing in these regions. However, it is possible that if these individuals are tested, and the results reveal contamination at the dangerous levels seen in other area residents, we understand there could be substantial liability and exposure for DuPont in any litigation brought based on such testing results. The outcome of any such litigation may be uncertain, but if decided adversely, it could be material to DuPont.

Further, a Columbus jury found DuPont liable for compensatory and punitive damages totaling $5.6M in verdicts on July 6 and July 8, respectively, representing the largest award for a plaintiff in the 3,500 member Leach class to date. This award alone substantially increases estimates for the final cost of resolving liabilities related to the Leach class. One estimate following the punitive damages verdict on July 8 states that the final cost for resolving

(1)  http://www.nu.nl/binnenland/4291583/onderzoekt-gebruik-chemische-stof-c8-bij-dupont.html?redirect=1 the approximately 600 cases classified as most serious amongst the 3,500 could range from $1.2 billion to $1.9 billion.(2) It is not clear that DuPont will be indemnified by Chemours for those substantial damages, as it has long claimed. In an 8-K filing shortly after the compensatory verdict on July 6, Chemours states, “In the event DuPont claims that it is entitled to indemnification from Chemours as to some or all of the judgment, Chemours retains its defenses to such claims.”(3) This statement calls into question Chemours’ indemnification of DuPont for costs related to C-8 liabilities and suggests that the allocation of C-8 liabilities is an unsettled issue, contrary to DuPont’s disclosures to shareholders. If DuPont may bear the burden of C-8 liabilities after all, DuPont and Dow Chemical shareholders must be made aware of this possibility before voting to approve or reject the merger proposal.

What all of these undisclosed items have in common is that they are substantial, material liabilities that DuPont faces as a result of its decades-long contamination caused by PFOA, and which Dow shareholders stand to inherit in the event the Dow/DuPont merger is consummated. Yet none of those liabilities has been disclosed in the Proxy, in clear derogation of the directors’ fiduciary duties to their shareholders.

We expect that by bringing this matter to the attention to the Dow and DuPont boards of directors, the Companies can remedy their defective disclosures immediately, in advance of the Companies’ special meetings, and without need for further shareholder action. Given that the special meetings are currently scheduled to take place on July 20, 2016, we ask that the Companies supplement the Proxy to address the deficiencies enumerated above — as well as any and all additional disclosures consistent with the directors’ fiduciary duties.

Please feel free to contact us if you would like to discuss this matter further.

Sincerely,

Mark Fleischman
President
Action Network Fund

(2)  http://www.bloomberg.com/news/articles/2016-07-08/dupont-must-pay-500-000-in-punitive-damages-for-man-s-cancer

(3)  http://d1lge852tjjqow.cloudfront.net/CIK-0001627223/86205171-49e7-4238-be9e-79aa926a35ee.pdf?noexit=true